UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): June 19, 2013

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-0790350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue

New York, NY 10154

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On June 19, 2013, the Board of Directors of Bristol-Myers Squibb Company (the “Company”) elected Dinesh Paliwal to serve as a member of the Board of Directors, effective July 1, 2013. Mr. Paliwal serves as the Chairman of the Board, Chief Executive Officer and President of Harman International Industries, Incorporated, a company that designs, manufactures and markets a wide range of audio and information solutions for the automotive, consumer and professional market. The Board of Directors has determined that Mr. Paliwal is independent under the New York Stock Exchange Listing Standards and the independence standards adopted by the Board of Directors. Mr. Paliwal will serve as a member of the Committee on Directors and Corporate Governance.

Mr. Paliwal was not selected as a director pursuant to any arrangement or understanding between him and any other person. There are no related party transactions between the Company and Mr. Paliwal.

Mr. Paliwal will receive compensation for his services on the Board of Directors and the Committee on Directors and Corporate Governance in accordance with the Company’s standard compensatory arrangement for non-employee directors, including an annual retainer of $90,000 and an annual award of deferred share units valued at $160,000 on the date of grant. Upon joining the Board, Mr. Paliwal will receive a pro rata portion of the 2013 annual deferred share unit award.

A copy of the press release announcing Mr. Paliwal’s election is attached to this report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated June 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: June 20, 2013	By:	/s/ Sandra Leung
Name: Sandra Leung
Title: General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 19, 2013.